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                          MEMORANDUM OF UNDERSTANDING


     This memorandum of understanding ("Memorandum") is made and entered into as of July 5, 1999 by and between U.S. Digital Communications, Inc., a Nevada
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corporation ("USDI"), and Telcam, Telecommunications Company of the Americas,
Inc., a Texas corporation ("Telcam"). This Memorandum sets forth the intention of the parties hereto to enter into definitive documents which will contain, among other provisions, the terms and conditions set forth below ("Definitive Documents"). The parties agree that they will negotiate in good faith in order to complete the Definitive Documents and to consummate the transaction contemplated herein. Until the Definitive Documents are executed by USDI and Telcam, the terms and conditions of this Memorandum will be a binding agreement, unless specifically stated otherwise herein.

1.   Proposed Transaction.
     --------------------

     Subject to the approval of USDI's stockholders, Telcam and USDI will enter into a combination in the form of a tax-free, reverse triangular reorganization under Section 368(a)(1)(B) of the Internal Revenue Code pursuant to which a newly formed, wholly owned subsidiary of USDI would be merged into Telcam and Telcam's shareholders would exchange 100% of the issued and outstanding common stock of Telcam for shares of common stock of USDI ("Transaction"). Following the consummation of the Transaction, the shareholders of Telcam will own shares of common stock of USDI which represent in number and value not less than 51% of the sum of (i) all classes of stock of USDI which are issued as of the date of Closing (defined below), (ii) all options and warrants for all classes of stock of USDI outstanding as of the date of Closing, (iii) all shares of stock of USDI which could be issued upon conversion of any debt or stock of USDI outstanding on the date of Closing, and (iv) all shares estimated in good faith by USDI which may be issued in settlement of any threatened or pending litigation or claim against USDI as of the date of Closing.

2.   Definitive Documents.
     --------------------

     Details of the transaction shall be embodied in the Definitive Documents satisfactory to Telcam and USDI. The parties shall diligently proceed to complete the Definitive Documents, which shall contain terms, conditions, representations and warranties usually and customarily found in documents executed in connection with transactions similar to those contemplated by this Memorandum.

3.   Due Diligence Period.
     --------------------

     A 60-day period for due diligence shall commence immediately upon the receipt of the last item of due diligence described in Appendix A attached to this Memorandum ("Due Diligence Period") and closing of the Transaction will occur not later than 15 days after expiration of the Due Diligence Period.


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4.   Management of USDI's Subsidiaries and Settlement Agreement with Creditors
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of USDI and USDI's Subsidiaries.
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     (a)  Effective upon the execution of this Memorandum and continuing until
Closing or the date upon which Telcam gives written notice to USDI that it will not enter into the Transaction, Telcam will manage, solely through the employees of Telcam, (i) the existing customer service agreements of the wholly owned subsidiary of USDI, International Satellite Group, Inc., and its subsidiary corporations (collectively "Subsidiary") and (ii) the agreements between Subsidiary and its service providers. Within five business days of the effective date of this Memorandum, Telcam will be authorized by the Board of Directors of Subsidiary to serve as the telecommunication contract operations manager of Subsidiary. Subsidiary agrees to cooperate with Telcam's arrangements and not to interfere with Telcam's administration and management of the telecommunication contracts. From and after the effective date of this Memorandum Telcam will have the right and authority to possess and control the assets of Subsidiary in order to manage operations of Subsidiary; however, USDI will have at all times access to all financial, bank and accounting records of Subsidiary which are maintained by Telcam. Telcam will provide USDI copies of all documents executed by Telcam or received by Telcam relating to service agreements of Subsidiary. Telcam shall not enter into any agreements binding Subsidiary or USDI without the prior written consent of USDI, except for service agreements with customers to sell inventory and/or airtime for not less than fair market value, and USDI and Subsidiary shall not enter into any agreements binding USDI or Subsidiary without the prior written consent of Telcam. Telcam shall not sell, assign or terminate any customer contract without the written consent of USDI. USDI and Subsidiary agree that they will immediately inform Telcam of any discussions between either of them and any party to an existing telecommunication contract that concern modification or termination of such contract and any discussions between either of them and any party to a prospective telecommunication contract. USDI and Subsidiary hereby agree to indemnify and hold harmless Telcam, its officers, directors, shareholders and agents from any and all contractual liability to third parties arising from Telcam's operation of the telecommunication contracts of USDI and Subsidiary pursuant to the provision of this Paragraph 4(a), to the greatest extent permitted by applicable law for all acts taken by Telcam in good faith in its capacity as the telecommunication contracts manager of Subsidiary, unless such liability is caused by Telcam's proven gross negligence or willful misconduct. Telcam and USDI hereby agree to indemnify each other, and the officers, directors, shareholders and agents of each other against any liability arising from fraud violations of this Memorandum, or violations of the law committed by
the indemnitor.   The Definitive Documents will contain provisions that will address in detail the subsequent transfer of Telcam's management of Subsidiary in the event the Transaction is not consummated. In the event of such subsequent transfer, Telcam shall transfer all documents, materials, communications, files, equipment and agreements in its control to USDI and shall provide reasonable assistance in the transfer of the management of the Subsidiary to USDI.

     (b) Telcam will be authorized, as the exclusive agent of the Subsidiary and USDI, to negotiate a standstill, settlement and/or modification agreement with the creditors of USDI and the Subsidiary ("Settlement Agreement), subject to the approval of USDI. If Telcam determines, at any time and in its sole discretion, that the Settlement Agreement will require the payment, in the aggregate, of more than 30% of accounts payable of USDI and the Subsidiary (the accounts

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payable to be agreed upon by Telcam and USDI), then Telcam shall have the right to terminate the Interim Agreement and all negotiations regarding the Transaction without liability to USDI, the Subsidiary and all officers, directors, agents and shareholders of USDI and the Subsidiary.

5.   Pre-Closing Obligations.
     -----------------------

     (a) Inventory Loan.  On the effective date of this Memorandum, Telcam shall
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lend USDI $75,000 ("Inventory Loan"), secured by a first lien on all assets of
USDI and Subsidiary. The proceeds of the Inventory Loan will be used for the payment of third-party creditors of USDI and Subsidiary.

     (b) Sale of Inventory of Subsidiary.  On the effective date of this
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Memorandum, Telcam agrees to commence best efforts, as non-exclusive agent of
Subsidiary, to obtain a buyer or buyers for the inventory of Subsidiary. All sales of inventory shall be subject to the mutual approval of USDI and Telcam. In addition to the efforts of Telcam to sell inventory, USDI will have the right to solicit buyers and to sell the inventory, and both Telcam and USDI agree to cooperate in such sales efforts in furtherance of their mutual objectives to obtain the best price for the inventory. All proceeds from the sale of the inventory (whether accomplished by USDI or by Telcam) shall be delivered directly to USDI after payment of reimbursement of reasonable, agreed upon expenses of Telcam which were incurred in connection with such sale or sales and repayment of the Inventory Loan. Upon receipt of the net proceeds USDI shall apply all such net proceeds to payment of third-party creditors of USDI and Subsidiary.

     (c) Operating Loans to USDI.   Subject to the terms and conditions of the
         -----------------------
Definitive Documents, Telcam or its designee will advance to USDI during the Due Diligence Period funds required for the business operations of Subsidiary pursuant to a budget approved by both Telcam and USDI. Subject to Telcam's receipt and review of invoices and bills, Telcam or its designee agrees to lend USDI during the Due Diligence Period sufficient funds to pay (i) utility bills, rent and current payroll of USDI at its Maryland corporate office; (ii) costs of closing the offices of Subsidiary in Burbank, California and Atlanta, Georgia; and (iii) all costs of moving assets of Subsidiary to Telcam's corporate offices. All loans made pursuant to this Paragraph 5(c) shall be referred to as "Operating Loans."

     Proceeds of the Operating Loans will be funded by direct payment by Telcam to the creditors of USDI and Subsidiary. The Operating Loans to USDI will be evidenced by promissory notes bearing interest at 10% per annum and secured by a valid first lien on all assets of USDI. The Operating Loans will have a maturity date of the earlier of (i) one year or (ii) 90 days after the date Telcam gives written notice that it is terminating its due diligence. Each promissory note evidencing an Operating Loan will include a conversion feature pursuant to which the holder of the promissory note will have the right to convert the Operating Loan to common or preferred stock of USDI based upon the closing price of the shares traded on the date upon which the Operating Loan was made.


6.   Expenses.
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     Each party will bear its own expenses incurred by the Transaction.


7.   Conditions to Closing.
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     The following, among others ordinarily found in documents such as the
Definitive Documents, will be conditions to the obligation of Telcam to close the Transaction:

     a. All approvals of this Transaction which are required by law or corporate governance documents or which are deemed appropriate by Telcam shall have been obtained

     b.   Telcam shall have completed due diligence to its satisfaction.

     The following, among others ordinarily found in documents such as the Definitive Documents, will be conditions to the obligation of USDI to close the
Transaction:

     a. All approvals of this Transaction which are required by law or corporate governance documents or which are deemed appropriate by USDI shall have been obtained.

     b.   USDI shall have completed due diligence to its satisfaction.

8.   Disclosures.
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     Except as otherwise required by the SEC, NASD or law, all public releases and regulatory filings relating to this Transaction shall be approved by both parties hereto prior to release, filing or other dissemination.

9.   Exclusive Arrangement.
     ---------------------

     Beginning with the effective date of this Memorandum and ending on the last day of the Due Diligence Period or the date upon which Telcam gives written notice that it is terminating its due diligence, whichever is the first to occur, USDI agrees to honor the terms of this Memorandum and will not directly or indirectly solicit or participate in any discussions or negotiations with, or provide any information to, or otherwise cooperate in any other way with, or facilitate or encourage any effort to attempt to, or enter into any agreement or understanding with, any person or group of persons (other than Telcam and its directors and agents) concerning any competing transaction relating to the sale of assets or stock of USDI or to the sale of assets or stock of Subsidiary.

10.  Directors and Officers.
     ----------------------

     Effective upon the closing of the Transaction, Telcam shall have four representatives on the Board of Directors of USDI and three of the existing directors of USDI shall be retained. The Definitive Documents shall also make satisfactory arrangements, to be agreed upon by the parties

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for any directors and officers who are terminating their relationship with USDI upon completion of the Transaction and any director or officer who will be retained after completion of the Transaction. Recognizing the important benefits and value that the present officers and directors of USDI have brought to USDI and this proposed transaction, Telcam agrees to negotiate in good faith to provide fair and reasonable continuing compensation and/or termination benefits to the said individual directors and officers of USDI. Telcam shall also make satisfactory arrangements with the individual directors and officers of USDI concerning their existing stock options in USDI.

     11.  Confidentiality.
          ---------------

     Each party agrees to hold in confidence and not to disclose or use for its own benefit any confidential, proprietary information received from the other party during the "due diligence" review and for a period of three years thereafter. The confidentiality agreement contained herein shall not apply to
(A) information already known when received, (B) information in the public domain when received or thereafter in the public domain through sources other than us, or (C) information lawfully obtained from a third party not subject to confidentiality obligation contained herein. Each party agrees to restrict access to the other parties information to persons in their organization who have a need to know and who have signed individual secrecy agreements corresponding to those which we have undertaken. If negotiations are discontinued or the transaction does not close for any reason, each party will return all documents furnished by the other party and will keep no copies.

     AGREED as of the later date set forth here below:


                                    U.S. Digital Communications, Inc.



     July 5, 1999                   By:  /s/ Robert J. Wussler
     ------------                        ---------------------
     Date                                Robert J. Wussler, President  **


                                    Telcam, Telecommunications Company of the
                                    Americas, Inc.


     July 5, 1999                   By:  /s/ Robert Lee
     ------------                        --------------
     Date                                Robert Lee, President


     **This document has been approved by the Board of Directors of USDI

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